Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274564

Prospectus Supplement No. 22

(To Prospectus dated December 15, 2023)

ALLURION TECHNOLOGIES, INC.

Up to 56,548,268 Shares of Common Stock

This prospectus supplement no. 22 (this “Prospectus Supplement”) amends and supplements the prospectus dated December 15, 2023 (as supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1/A (Registration Statement No. 333-274564). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on April 17, 2025 (the “8-K”). Accordingly, we have attached the 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “ALUR” and our public warrants are listed on the NYSE under the symbol “ALUR.WS”. On April 16, 2025, the last quoted sale price for shares of our common stock as reported on the NYSE was $2.25 per share, and the last quoted sale price for our public warrants as reported on the NYSE was $0.0258 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 26 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 17, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2025

Allurion Technologies, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41767	92-2182207
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Huron Drive Natick, Massachusetts		01760
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 647-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALUR	The New York Stock Exchange
Warrants to purchase 0.056818 shares of common stock, each at an exercise price of $202.50 per share of common stock	ALUR WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Note Purchase Agreement

As previously disclosed, on April 14, 2024, Allurion Technologies, Inc., a Delaware corporation (the “Company”), RTW Investments, LP (“RTW”), as agent for the purchasers (the “Purchasers”) party thereto from time to time (RTW in such capacity, the “Principal Purchaser”), and Acquiom Agency Services LLC, as collateral agent for the Purchasers and the Principal Purchaser, entered into a Note Purchase Agreement (the “Original Note Purchase Agreement”). The Original Note Purchase Agreement was subsequently amended by that certain First Amendment to Note Purchase Agreement dated as of April 16, 2024, the Acknowledgement and Waiver dated as of September 26, 2024, and the Omnibus Amendment dated as of January 7, 2025 (as so amended, the “Existing Note Purchase Agreement”).

Pursuant to the Existing Note Purchase Agreement, the Company issued and sold $48 million aggregate principal amount of convertible senior secured notes (the “Notes”) to the Purchasers in a private placement transaction.

On April 15, 2025, the Company, the Principal Purchaser and the Purchasers entered into a Second Amendment to Note Purchase Agreement (the “Amendment”), which amended the Existing Note Purchase Agreement to reflect additional conversion and other provisions, including provisions permitting the conversion of the Notes at reduced conversion prices, resulting in the potential issuance of additional shares, which had been approved by the Company’s stockholders at the Special Meeting of Stockholders held on April 10, 2025.

The Amendment provides for the mandatory conversion of $5 million of principal amount of Notes in the event the Company’s market capitalization, as determined in accordance with the rules of the New York Stock Exchange (the “NYSE”) or such other nationally recognized securities exchange upon which the common stock, par value $0.0001 per share, of the Company (the “common stock”) is then listed, is reasonably expected to fall below $15 million (the “Market Capitalization Condition”). In the event such Market Capitalization Condition is triggered, the Purchasers shall provide notice to the Company, and the Company shall accept such notice, to convert $5 million aggregate principal amount of Notes at the Floor Conversion Rate (defined below), and such amount shall be converted into 1,492,537 shares of common stock of the Company.

On April 16, 2025, the Purchasers provided notice of conversion of $5 million of principal amount of Notes based on the closing price of the common stock on the immediately preceding trading day and resulting market capitalization of less than $15 million. Each of the Company and the Purchasers has agreed that it is reasonably expected that such market capitalization will remain below $15 million for the period of time that would result in delisting under NYSE rules and, accordingly, that the Market Capitalization Condition has been triggered and such mandatory conversion of $5 million of principal amount of Notes shall occur at the floor price of $3.35 per share. The Company will issue and deliver to the Purchasers an aggregate of 1,492,537 shares of common stock (subject to rounding for fractional shares) in accordance with the terms of the Amendment.

In the event such Market Capitalization Condition is triggered, the Purchasers also have the right to provide notice to the Company to convert up to an additional $5 million of aggregate principal amount of Notes into shares of common stock at an agreed conversion rate. The Company has the right to accept or reject such conversion in its sole discretion. The Company and the Purchasers will mutually agree on the agreed conversion rate, provided that it is not more than 298.5075 shares of common stock per $1,000 principal amount of Notes, reflecting a floor conversion price of $3.35 per share of common stock (such rate, the “Floor Conversion Rate”).

In addition, without regard to the Market Capitalization Condition, the Purchasers may provide the Company notice to convert up to an additional $5 million aggregate principal amount of Notes into shares of common stock at the 5-Day VWAP Conversion Rate, which the Company may accept or reject in its sole discretion. The “5 Day VWAP Conversion Rate” is the lesser of (i) the quotient of $1,000 divided by the daily volume weighted average price of the common stock for the five consecutive trading day period ending on the trading day immediately preceding the date of the delivery of the Purchaser’s notice discounted by five percent and (ii) the Floor Conversion Rate.

Finally, during the one year period ending on April 15, 2026, the Purchasers in their sole discretion may provide the Company notice to convert up to an additional $1 million aggregate principal amount of Notes in any 30-day period into shares of common stock at the 5-Day VWAP Conversion Rate. If the Purchasers do not exercise their right to provide a notice to convert all or a portion of $1 million aggregate principal amount of Notes per month, any shortfall may be included in the amount to be converted in a subsequent 30-day period. The maximum principal amount of Notes that may be converted under such monthly conversion provision is $12 million.

The Amendment also contains an agreement by the Purchasers that, without the prior written consent of the Company, until the Voting Agreement Termination Date (defined below), at any meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance in which a vote, consent or other approval of stockholders is sought, the Purchasers will either, at their sole option (i) abstain from voting the shares of common stock issued pursuant to the new conversion provisions set forth in the Amendment described above, or (ii) vote such shares in proportion to the votes cast on the applicable matter with respect to the shares of common stock beneficially owned by persons other than the Purchasers or any of their affiliates. Such voting agreement shall terminate upon the earlier of (i) the effective date of any Fundamental Change or Make-Whole Fundamental Change (as such terms are defined in the Existing Note Purchase Agreement) and (ii) the date on which the Purchasers and their affiliates collectively have the power to vote shares of common stock (including the shares issued upon conversion pursuant to the Amendment) representing less than 9.9% of the voting power of the outstanding shares of the Company (such date, the “Voting Agreement Termination Date”).

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of the securities described herein and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The offer, issuance and sale of the Notes issued or issuable pursuant to the Existing Note Purchase Agreement have not been, and will not be, registered under the Securities Act or any state securities laws, and unless so registered, such securities may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the complete text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02 Unregistered sales of Equity Securities

The information set forth under the heading “Amendment to Note Purchase Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Second Amendment to Note Purchase Agreement, dated as of April 15, 2025, by and among Allurion Technologies, Inc., the purchasers party thereto, and RTW Investments, LP, as agent for the purchasers.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLURION TECHNOLOGIES, INC.

Date: April 17, 2025	By:	/s/ Brendan M. Gibbons
	Name:	Brendan M. Gibbons
	Title:	Chief Legal Officer

Exhibit 10.1

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

This Second Amendment to Note Purchase Agreement (this “Amendment”), dated as of April 15, 2025, is among Allurion Technologies, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Company”), the purchasers party to the Existing Note Purchase Agreement (as defined below), each, a “Purchaser” and, collectively, the “Purchasers”) and RTW Investments, LP, as agent for the Purchasers (in such capacity, together with its successors and permitted assigns, the “Principal Purchaser”). Each of the Company, the Purchasers and the Principal Purchaser is referred to in this Amendment as a “Party” and collectively as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the respective meanings given to such terms in the Existing Note Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Company, the Purchasers, the Principal Purchaser and Acquiom Agency Services LLC, as collateral agent for the Purchasers and the Principal Purchaser entered into a Note Purchase Agreement dated as of April 14, 2024 (the “Original Note Purchase Agreement”), as amended by the First Amendment to Note Purchase Agreement dated as of April 16, 2024, the Acknowledgement and Waiver dated as of September 26, 2024 and the Omnibus Amendment dated as of January 7, 2025 (the “Existing Note Purchase Agreement” and, as amended hereby, the “Note Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Existing Note Purchase Agreement in accordance with the terms set forth in this Amendment.

WHEREAS, the parties acknowledge that as of the date hereof, the Conversion Rate of the Notes, after giving effect to the Company’s stock split effected in January 2025 is 24.6920 shares of Common Stock per $1,000 principal amount of Notes.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties hereby agree to be legally bound as follows:

AMENDMENT

Section 1. Amendment. The Existing Note Purchase Agreement is hereby amended as set forth below:

1.1. Conversion Provisions Amendment. Section 4 of the Note Purchase Agreement is hereby amended to add a new Section 4.13 as follows:

“4.13 Additional Conversion Provisions.

(a) Right to Convert a Portion of the Notes – Market Capitalization. In addition to the provisions of Section 4.1, subject to and upon compliance with the provisions herein, Notes with a principal amount equal to $1,000 or an integral multiple of $1.00 in excess thereof may be converted in accordance with this Section 4.13(a) after the date hereof and prior to the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date as follows:

(i) Mandatory Market Capitalization-Based Conversion. In the event that the Market Capitalization Condition has been triggered, the Purchasers shall as promptly as reasonably practicable provide the Company with a notice in the form of Attachment A to convert $5,000,000 aggregate principal amount of the Notes at a conversion rate equal to the Floor Conversion Rate and the Company shall accept such notice and such $5,000,000 aggregate principal amount of Notes shall be converted into an aggregate of 1,492,537 shares of Common Stock.

(ii) Optional Market Capitalization-Based Conversion. In the event that the Market Capitalization Condition has been triggered, the Purchasers, in their sole discretion, may provide the Company a notice in the form of Attachment B to convert up to an additional $5,000,000 aggregate principal amount of Notes into shares of Common Stock at the Agreed Conversion Rate. The Company may accept or reject such notice at its sole discretion.

(b) Right to Convert a Portion of the Notes – Additional Price Amendment. In addition to the provisions of Section 4.1, subject to and upon compliance with the provisions herein, Notes with a principal amount equal to $1,000 or an integral multiple of $1.00 in excess thereof may be converted in accordance with this Section 4.13(b) after the date hereof and prior to the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date (or such earlier date specified in clause (ii) below) as follows:

(i) 5-Day VWAP Conversion. The Purchasers, in their sole discretion, may provide the Company a notice in the form of Attachment C (a “5-Day VWAP Notice”) to convert up to an additional $5,000,000 aggregate principal amount of Notes into shares of Common Stock at the 5-Day VWAP Conversion Rate. The Company may accept or reject such notice at its sole discretion.

(ii) Additional Reduced Price Conversion. Until April 15, 2026, the Purchasers, in their sole discretion, may provide the Company a notice in the form of Attachment D (a “Monthly Conversion Notice”) to convert up to an additional $1,000,000 aggregate principal amount of Notes (the “Monthly Amount”) in any 30-day period into shares of Common Stock at the 5-Day VWAP Conversion Rate. If the Purchasers do not exercise their right to provide a Monthly Conversion Notice for all or a portion of the Monthly Amount covered by a Monthly Conversion Notice, or if the Company does not accept conversion of the full Monthly Amount, the Purchasers may include any such unused amount in any subsequent Monthly Conversion Notice. The maximum principal amount of Notes that may be converted under this Section 4.13(b)(ii) is $12,000,000. The Company may accept or reject any Monthly Conversion Notice at its sole discretion.

(c) Adjustments. In the event of any adjustment of the Conversion Rate under the Note Purchase Agreement, the Floor Conversion Rate and the number of shares referred to in Section 4.13(a)(i) shall be adjusted in a consistent manner.

(d) Consultation. Each of the Parties agrees to consult with the other Parties about the operation of this Section 4.13, including discussions of an Agreed Conversion Rate, the expectations of the Purchasers as to when and whether they will submit any conversion notice, and whether the Company expects that it would or would not accept any conversion notice that it has the discretion to accept or reject hereunder.

1.2. Beneficial Ownership Limitation. Section 4.10 of the Note Purchase Agreement is hereby amended to add the following sentence to the end of such Section: “Notwithstanding anything to the contrary herein, the Beneficial Ownership Limitation shall not apply to conversions of Notes pursuant to Section 4.13.”

1.3. Settlement Upon Conversion.

(a) Section 4.3 of the Note Purchase Agreement is hereby amended and restated as follows:

“(a) Settlement in Common Stock. Upon the conversion of any Note, the Company shall settle such conversion by delivering, as provided in this Section 4, shares of Common Stock.

(b) Conversion Consideration.

(i) Generally. The type and amount of consideration (the “Conversion Consideration”) due in respect of each $1,000 principal amount of a Note converted will be a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion.

(ii) No Fractional Shares. No fractional shares of equity securities shall be issued upon conversion of any Note. If, upon conversion of a Note, the number of shares of Common Stock deliverable pursuant to Section 4.3(b)(i) upon such conversion is not a whole number, then such number will be rounded up to the nearest whole number.

(iii) Conversion of Multiple Notes by a Single Purchaser. If a Purchaser converts more than one (1) Note on a single Conversion Date, then the Conversion Consideration due in respect of such conversion will be computed based on the total principal amount of Notes converted on such Conversion Date by such Purchaser.

(c) Delivery of the Conversion Consideration. Except as set forth in Section 4.2, Section 4.4, Section 4.6 or Section 4.7, the Company will pay or deliver, as applicable, to the Purchaser the Conversion Consideration due upon the conversion of any of its Notes on or before the second (2nd) Business Day immediately after the Conversion Date for such conversion.

(d) Accrued but Unpaid Interest. Accrued but unpaid interest to but not including the Conversion Date of a Note converted in accordance with Section 4.2 hereof shall be due and payable by the Company in the form of PIK Interest, which will be added to the principal amount of such Note in the determination of the related Conversion Consideration pursuant to Section 4.3(b), and the Company will not adjust the Conversion Rate to account for any such accrued and unpaid interest on such Note.”

(b) Notes converted pursuant to Section 4.13 shall be converted in accordance with the conversion procedures set forth in Section 4.2 (except that the form of conversion notice shall be as specified in Section 4.13), the settlement provisions of Section 4.3, and the other applicable provisions of the Note Purchase Agreement.

1.4. Definitions. Section 1.1 of the Note Purchase Agreement is hereby amended to add the following definitions in appropriate alphabetical order:

“5-Day VWAP Conversion Rate” means the lesser of (i) the quotient of $1,000 divided by the Discounted Daily VWAP calculated based on the five consecutive Trading Days ending on the Trading Day immediately preceding the date of delivery of the applicable 5-Day VWAP Notice or Monthly Conversion Notice and (ii) the Floor Conversion Rate.

“Agreed Conversion Rate” for any applicable conversion notice means a conversion rate agreed between the Purchasers and the Company, not more than the Floor Conversion Rate.

“Conversion Rate” means, (i) in the case of any conversion pursuant to Section 4.1, 24.6920 shares of Common Stock per $1,000 principal amount of Notes, (ii) in the case of any conversion pursuant to Section 4.13(a)(i), the Floor Conversion Rate, (iii) in the case of any conversion pursuant to Section 4.13(a)(ii), the Agreed Conversion Rate, (iv) in the case of any conversion pursuant to Section 4.13(b)(i) or (ii), the 5-Day VWAP Conversion Rate.

“Discounted Daily VWAP” means the Daily VWAP for the period specified in the definition of 5-Day VWAP Conversion Rate discounted by 5%.

“Floor Conversion Rate” means 298.5075 shares of Common Stock per $1,000 principal amount of Notes, reflecting a floor conversion price of $3.35 per share of Common Stock.

“Market Capitalization Condition” means that the Company has provided notice to the Principal Purchaser that the Company’s market capitalization, as determined in accordance with the rules of the NYSE or such other nationally recognized securities exchange upon which the Common Stock is then listed, is reasonably expected to fall below $15 million. For the avoidance of doubt, the market capitalization shall be deemed to be reasonably expected to fall below $15 million under such rules at the earlier of (i) when the market capitalization has fallen below $15 million and (ii) such time as the Company’s board of directors determines by resolution thereof that it considers it reasonably likely that the market capitalization will fall below $15 million, subject, in the case of clause (ii) to the Principal Purchaser’s consent, not to be unreasonably withheld, conditioned or delayed.

“Relevant Shares” means shares of Common Stock issued pursuant to the conversion provisions of Section 4.13.

“Purchasers” means the purchasers party to the Existing Note Purchase Agreement, each of their respective successors and any transferees of the Notes.

Section 2. Voting Agreement. The Purchasers hereby agree that without the prior written consent of the Company, until the Voting Agreement Termination Date, at any meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance in which a vote, consent or other approval is sought, the Purchasers will either, at their sole option (i) abstain from voting the Relevant Shares or (ii) vote the Relevant Shares in proportion to the votes cast on the applicable matter with respect to the shares of Common Stock beneficially owned by Persons other than the Purchasers or any of their Affiliates.

This Section 2 shall terminate upon the earlier of (i) the effective date of any Fundamental Change or Make-Whole Fundamental Change and (ii) the date on which the Purchasers and their Affiliates collectively have the power to vote shares of Common Stock (including the Relevant Shares) representing less than 9.9% of the voting power of the outstanding shares of the Company (such date, the “Voting Agreement Termination Date”).

Section 3. Representations and Warranties. The Company represents and warrants to the Principal Purchaser and the Purchasers as of the date hereof as follows: Organization. The Company (a) is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (b) is qualified to do business and, to the extent such concept is recognized in such jurisdictions as are applicable, is in good standing, in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect, and (c) has all requisite corporate or other power and authority, and has all Governmental Approvals necessary, to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.

3.2. No Conflicts.

(a) None of the execution and delivery by the Company of this Amendment, the performance by the Company of its obligations contemplated under the Note Purchase Agreement and the other Note Documents, or the consummation of the transactions contemplated hereby or thereby will: (i) result in a violation of the Charter Documents of the Company or require the approval of the Company’s stockholders under such Charter Documents, (ii) violate, conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any Material Contract, (iii) result in a violation of or require any stockholder or other approval that has not already been obtained under any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal or state securities laws, and any rules, regulations, instruments, notices, blanket orders and policies published and/or promulgated thereunder or any regulations of any self-regulatory organizations to which the Company or its securities are subject, as such may be amended from time to time) applicable to the Company or by which any property or asset of the Company is bound or affected, (iv) result in a violation of or require shareholder (or equivalent equity owner) approval under any rule or regulation of the New York Stock Exchange that has not been so obtained, or (v) result in the creation of any encumbrance upon any of the Company’s assets (other than Permitted Liens), except under clauses (ii), (iii) and (v) any violation, breach, default or encumbrance as would not result in a Material Adverse Effect.

3.3. Authorization. The Company has all requisite corporate or other organizational powers and authority for the due authorization, execution and delivery by the Company of this Amendment, the performance of its obligations under the Note Purchase Agreement and the other Note Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Amendment, the performance by the Company of the Note Purchase Agreement and the other Note Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors (or equivalent governing body) and no further consent or authorization of the Company, its Board of

Directors or its stockholders is required. This Amendment has been duly executed and delivered by the Company and this Amendment, the Note Purchase Agreement and the other Note Documents to which it is a party constitute or will constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 4. Effect of Amendment. Except as specifically amended by this Amendment, the provisions of the Existing Note Purchase Agreement shall remain unchanged and in full force and effect. All references to the Existing Note Purchase Agreement in any Note Document shall be deemed to include this Amendment. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Collateral Agent, the Principal Purchaser or any Purchaser, nor constitute a waiver or a novation of any provision or any of the obligations of the Company under the Note Purchase Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

Section 5. Fees, Costs and Expenses. Within 5 Business Days after receipt of one or more invoices, the Company shall pay the aggregate amount of any and all reasonable and documented out-of-pocket fees, costs and expenses (including fees and expenses of one (1) outside counsel for the Purchasers) actually incurred by or on behalf of, or paid directly by, each of the Principal Purchaser and the Purchasers (1) in connection with (x) the negotiation, preparation and execution of this Amendment and any documents or filings contemplating this Amendment or executed in connection with this Amendment, (y) the consummation of the transactions contemplated hereby, and (z) any expenses due and payable pursuant to Section 13.10 of the Note Purchase Agreement.

Section 6. Third-Party Beneficiaries. No Person other than the Parties and the permitted successors and assigns of any of the Parties shall have any rights hereunder or be entitled to rely on this Amendment and all other third-party beneficiary rights are hereby expressly disclaimed.

Section 7. Integration. This Amendment and any agreements referred to herein constitute the entire contract among the Parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 8. Conflict With Other Documents. In the event of a conflict between the provisions of this Amendment and the provisions of the Existing Note Purchase Agreement, the provisions of this Amendment shall govern and control to the extent of such conflict.

Section 9. Governing Law; Waiver of Jury Trial. Section 13.2 of the Note Purchase Agreement is hereby incorporated by reference into this Amendment mutatis mutandis and shall apply hereto.

Section 10. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

Section 11. No Modification. This Amendment may not be amended, modified or otherwise changed without the mutual agreement in writing of the Parties hereto.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

ALLURION TECHNOLOGIES, INC., as the Company

By:	/s/ Shantanu Gaur
Name:	Shantanu Gaur
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

RTW INVESTMENTS, LP, as the Principal Purchaser

By:	/s/ Roderick Wong
Name:	Roderick Wong, M.D.
Title:	Managing Partner

[Signature Page to Second Amendment to Note Purchase Agreement]

RTW MASTER FUND, LTD., as a Purchaser

By:	/s/ Darshan Patel
Name:	Darshan Patel
Title:	Director

[Signature Page to Second Amendment to Note Purchase Agreement]

RTW INNOVATION MASTER FUND, LTD., as a Purchaser

By:	/s/ Darshan Patel
Name:	Darshan Patel
Title:	Director

[Signature Page to Second Amendment to Note Purchase Agreement]

RTW BIOTECH OPPORTUNITIES OPERATING LTD., as a Purchaser

By: RTW Investments, LP, its Investment Manager

By:	/s/ Roderick Wong
Name:	Roderick Wong, M.D.
Title:	Managing Partner

[Signature Page to Second Amendment to Note Purchase Agreement]

ATTACHMENT A

[FORM OF NOTICE OF CONVERSION PURSUANT TO SECTION 4.13(a)(i)]

To:	Allurion Technologies, Inc.

The Company has delivered to the undersigned a notice that the Market Capitalization Condition (as defined in the Note Purchase Agreement, as amended) has been triggered. The undersigned owner of this Note hereby irrevocably gives notice of the conversion of this Note, or a portion hereof (whose principal amount equals $1,000 or an integral multiple of $1.00 in excess thereof) below designated, into an amount of shares of Common Stock in accordance with the terms of Section 4.13(a)(i) of the Note Purchase Agreement, as amended, referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon conversion, together with any Notes representing any unconverted principal amount hereof, be paid and/or issued and/or delivered, as the case may be, to the registered holder hereof unless a different name is indicated below.

Subject to certain exceptions set forth in the Note Purchase Agreement, as amended, if this notice is being delivered during the period after the Close of Business on a regular Record Date to the Open of Business on the Interest Payment Date corresponding to such regular Record Date, this notice must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of this Note to be converted (which interest may be Cash Interest or PIK Interest as permitted under Section 3.2 of the Note Purchase Agreement). If any shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect to such issuance and transfer as set forth in the Note Purchase Agreement, as amended.

Principal amount to be converted (if less than all):$ Dated:

Signature(s)

(Sign exactly as your name appears on the other side of this Note)

Fill in if a check is to be issued, or shares of Common Stock or Notes are to be registered, otherwise than to or in the name of the registered holder of this Note.

(Name) (Address)

Please print name and address (including zip code)

(Social Security or other Taxpayer Identifying Number)

Dated:

Signature(s)

(Sign exactly as such Person’s name appears above)

ATTACHMENT B

[FORM OF NOTICE OF CONVERSION PURSUANT TO SECTION 4.13(a)(ii)]

To:	Allurion Technologies, Inc.

The Company has delivered to the undersigned a notice that the Market Capitalization Condition (as defined in the Note Purchase Agreement, as amended) has been triggered. The undersigned owner of this Note hereby gives notice of its desire to convert the Note, or a portion hereof (whose principal amount equals $1,000 or an integral multiple of $1.00 in excess thereof) below designated, into an amount of shares of Common Stock in accordance with the terms of Section 4.13(a)(ii) of the Note Purchase Agreement, as amended, referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon conversion, together with any Notes representing any unconverted principal amount hereof, be paid and/or issued and/or delivered, as the case may be, to the registered holder hereof unless a different name is indicated below.

Subject to certain exceptions set forth in the Note Purchase Agreement, as amended, if this notice is being delivered during the period after the Close of Business on a regular Record Date to the Open of Business on the Interest Payment Date corresponding to such regular Record Date, this notice must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of this Note to be converted (which interest may be Cash Interest or PIK Interest as permitted under Section 3.2 of the Note Purchase Agreement). If any shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect to such issuance and transfer as set forth in the Note Purchase Agreement, as amended.

Principal amount to be converted (if less than all):$ Agreed Conversion Rate:

Dated:

Signature(s)

(Sign exactly as your name appears on the other side of this Note)

Fill in if a check is to be issued, or shares of Common Stock or Notes are to be registered, otherwise than to or in the name of the registered holder of this Note.

(Name) (Address)

Please print name and address (including zip code)

(Social Security or other Taxpayer Identifying Number)

Dated:

Signature(s)

(Sign exactly as such Person’s name appears above)

The Company hereby consents to the conversion requested pursuant to Section 4.13(a)(ii) of the Note Purchase Agreement, as amended, in the notice above.

ALLURION TECHNOLOGIES, INC., as the Company

By:	Name: Shantanu Gaur
Title:	Chief Executive Officer

ATTACHMENT C

[FORM OF NOTICE OF CONVERSION PURSUANT TO SECTION 4.13(b)(i)]

To:	Allurion Technologies, Inc.

The undersigned owner of this Note hereby gives notice of its desire to convert the Note, or a portion hereof (whose principal amount equals $1,000 or an integral multiple of $1.00 in excess thereof) below designated, into an amount of shares of Common Stock in accordance with the terms of Section 4.13(b)(i) of the Note Purchase Agreement, as amended, referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon conversion, together with any Notes representing any unconverted principal amount hereof, be paid and/or issued and/or delivered, as the case may be, to the registered holder hereof unless a different name is indicated below.

Subject to certain exceptions set forth in the Note Purchase Agreement, as amended, if this notice is being delivered during the period after the Close of Business on a regular Record Date to the Open of Business on the Interest Payment Date corresponding to such regular Record Date, this notice must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of this Note to be converted (which interest may be Cash Interest or PIK Interest as permitted under Section 3.2 of the Note Purchase Agreement). If any shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect to such issuance and transfer as set forth in the Note Purchase Agreement, as amended.

Principal amount to be converted (if less than all):$ Discounted Daily VWAP:

5-Day VWAP Conversion Rate:

Dated:

Signature(s)

(Sign exactly as your name appears on the other side of this Note)

Fill in if a check is to be issued, or shares of Common Stock or Notes are to be registered, otherwise than to or in the name of the registered holder of this Note.

(Name) (Address)

Please print name and address (including zip code)

(Social Security or other Taxpayer Identifying Number)

Dated: Signature(s)

(Sign exactly as such Person’s name appears above)

The Company hereby consents to the conversion requested pursuant to Section 4.13(b)(i) of the Note Purchase Agreement, as amended, in the notice above.

ALLURION TECHNOLOGIES, INC., as the Company

By:	Name: Shantanu Gaur
Title:	Chief Executive Officer

ATTACHMENT D

[FORM OF NOTICE OF CONVERSION PURSUANT TO SECTION 4.13(b)(ii)]

To:	Allurion Technologies, Inc.

The undersigned owner of this Note hereby gives notice of its desire to convert the Note, or a portion hereof (whose principal amount equals $1,000 or an integral multiple of $1.00 in excess thereof) below designated, into an amount of shares of Common Stock in accordance with the terms of Section 4.13(b)(ii) of the Note Purchase Agreement, as amended, referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon conversion, together with any Notes representing any unconverted principal amount hereof, be paid and/or issued and/or delivered, as the case may be, to the registered holder hereof unless a different name is indicated below.

Subject to certain exceptions set forth in the Note Purchase Agreement, as amended, if this notice is being delivered during the period after the Close of Business on a regular Record Date to the Open of Business on the Interest Payment Date corresponding to such regular Record Date, this notice must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of this Note to be converted (which interest may be Cash Interest or PIK Interest as permitted under Section 3.2 of the Note Purchase Agreement). If any shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect to such issuance and transfer as set forth in the Note Purchase Agreement, as amended.

Principal amount to be converted (if less than all) pursuant to Monthly Amount for Current Period:$ Principal amount to be converted (if less than all) pursuant to Monthly Amount for Prior Periods:$ Discounted Daily VWAP:

5-Day VWAP Conversion Rate:

Dated:

Signature(s)

(Sign exactly as your name appears on the other side of this Note)

Fill in if a check is to be issued, or shares of Common Stock or Notes are to be registered, otherwise than to or in the name of the registered holder of this Note.

(Name) (Address)

Please print name and address (including zip code)

(Social Security or other Taxpayer Identifying Number)

Dated:

Signature(s)

(Sign exactly as such Person’s name appears above)

The Company hereby consents to the conversion requested pursuant to Section 4.13(b)(ii) of the Note Purchase Agreement, as amended, in the notice above.

ALLURION TECHNOLOGIES, INC., as the Company

By:	Name: Shantanu Gaur
Title:	Chief Executive Officer